EXHIBIT 3.2                 CERTIFICATE OF DESIGNATION

                                       OF

                          SERIES A-1 PREFERRED STOCK OF

                          MIRAVANT MEDICAL TECHNOLOGIES

        (pursuant to Section 151 of the Delaware General Corporation Law)

                  DAVID E. MAI and JOSEPH E. NIDA certify that:

     1. They are the President and Secretary, respectively, of MIRAVANT MEDICAL TECHNOLOGIES, a Delaware corporation (the "Corporation").

     2. The Corporation is authorized to issue THIRTY MILLION (30,000,000) shares of preferred stock.

     3. The following resolutions were duly adopted by the Board of Directors:

     WHEREAS, the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation provides for a class of its authorized stock known as preferred stock, comprising THIRTY MILLION (30,000,000) shares, par value $0.01;

     WHEREAS, the Board of Directors of the Corporation is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them;

     WHEREAS, the Corporation desires to issue one series of preferred stock, to be known as "Series A-1 Preferred Stock," and contemplates issuing additional series of preferred stock, to be known as "Series A-2 Preferred Stock" and "Series A-3 Preferred Stock" pursuant to the Securities Purchase Agreement, between the Corporation and Advanced Cardiovascular Systems, Inc. ("ACS"), dated July 1, 2004 (the "Series A Purchase Agreement"). The Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock are collectively referred to as the "Series A Preferred Stock"; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges, restrictions and other matters relating to the Series A-1 Preferred Stock.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of the Series A-1 Preferred Stock and does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the Series A-1 Preferred Stock as follows:

     1. Designation. The series of preferred stock shall consist of 1,112,966 shares designated and known as "Series A-1 Preferred Stock."

     2. Voting.

     (a) The holders of the Series A Preferred Stock shall be entitled to notice of all stockholder meetings in accordance with the Corporation's bylaws, and except as provided in the Certificate of Incorporation, any Certificate of Designation of the Corporation, or as required by the Delaware General Corporation Law, the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, voting together with the holders of the Common Stock as a single class, with each share of Series A Preferred Stock entitled to one vote for each share of Common Stock into which the Series A Preferred Stock may be converted. This provision for determination of the number of votes to which each holder of Series A Preferred Stock is entitled shall also apply in cases in which the holders of Series A Preferred Stock have the right to vote as a separate class.

     (b) The Corporation shall not, without the affirmative vote or written consent of the holders of at least two-thirds (2/3) of the then outstanding Series A Preferred Stock, voting together as a separate class:

          (i) repurchase any shares of capital stock (except for the repurchase of shares of capital stock from directors, employees and consultants pursuant to approval by the Board of Directors);

          (ii) authorize, create (by reclassification or otherwise) or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, ranking senior to or having a preference over the Series A Preferred Stock or ranking on a parity therewith as to rights, preferences or privileges, including, without limitation, as to voting, dividends or the distribution of assets upon liquidation;

          (iii) declare or pay dividends on or make any distribution on account of the Corporation's Common Stock or Preferred Stock;

          (iv) increase or decrease the number of authorized shares of Series A Preferred Stock;

          (v) alter or amend the rights, privileges, powers, preferences or limitations of the Series A Preferred Stock by amendment of the Corporation's Certificate of Incorporation, merger, consolidation or otherwise;

          (vi) sell, lease, license or otherwise dispose of all or substantially all of its assets, or consolidate with or merge into any other corporation or entity, or permit any other corporation or entity to consolidate or merge into it, or enter into a plan of exchange with any other corporation or entity, unless following such consolidation, merger or exchange the stockholders of this Corporation immediately prior to such consolidation, merger or exchange own a majority of the equity of the combined entity or such disposition, consolidation, merger or exchange has been approved by at least two-thirds (2/3) of the Board of Directors;

          (vii) liquidate, dissolve, wind-up the Corporation or seek relief under the provisions of the bankruptcy or any insolvency laws, including without limitation, voluntary dissolution, winding-up of its business, or the making of a creditors arrangement, or the cessation of all or a substantial part of the Corporation's business, unless such action has been approved by at least two-thirds (2/3) of the Board of Directors; or

          (viii) sell or grant an exclusive license not in the ordinary course of business to, or transfer of, all or substantially all of the material intellectual property of the Corporation or its subsidiaries related to the Corporation's and its subsidiaries' core technology or core products unless such action has been approved by at least two-thirds (2/3) of the Board of Directors.

     3. Dividends. In the event that the Corporation declares or pays any dividends upon the Corporation's capital stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Series A Preferred Stock at the same time that it declares and pays such dividends to the holders of any capital stock of the Corporation, the dividends which would have been declared and paid with respect to the Common Stock based on the number of shares into which a share of Series A Preferred Stock would be convertible on the record date for such dividend, or if no record date is fixed, the date as of which the record holders of the Corporation's capital stock entitled to such dividends shall be determined by the Board.

     4. Liquidation, Dissolution or Winding Up.

     (a) In the event of any: (i) liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary; (ii) acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or similar transaction of the Corporation with or into any other corporation or entity, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (iii) sale of all or substantially all of the assets of the Corporation, in any case in which transaction under clause (ii) or (iii) above the Corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the voting power of the surviving or acquiring entity (each a "Liquidation Event"), all assets and funds of the Corporation legally available for distribution shall be distributed to the holders of the Common Stock and the Series A Preferred Stock in the following order of priority:

          (i) First, ratably among the holders of the Series A Preferred Stock (as though all shares of Series A Preferred Stock were converted to Common Stock pursuant to the provisions hereof) until each holder of Series A Preferred Stock has received the preferential amount equal to the per share purchase amount of each share of Series A Preferred Stock (each a "Liquidation Preference" and collectively, the "Liquidation Preferences"), plus all accrued and unpaid dividends thereon to the extent earned or declared pursuant to Section 3 above. The per share purchase amount of the Series A-1 Preferred Stock is $2.70;

          (ii) Second, after payment to the holders of the Series A Preferred Stock of the amounts specified in Section 4(a)(i) above, ratably among the holders of the Common Stock. Shares of Series A Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution (including without limitation a Liquidation Event), or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

     (b) The dollar amounts specified in Section 4(a) shall be equitably adjusted in the event of any stock splits, stock dividends or similar capital modifications affecting the Common Stock or the Series A Preferred Stock after the filing of this Certificate of Designation. No adjustment to any Conversion Price (as defined hereinafter) pursuant to this Certificate of Designation shall otherwise alter the above Liquidation Preferences.

     (c) Insofar as any distribution pursuant to Section 4(a) consists of property other than cash, the value thereof shall, for purposes of the provisions of Section 4(a), be the fair value at the time of such distribution, as determined in good faith by the Board of Directors.

          5. Conversion.

     (a) Upon the earliest of (i) twenty-four months from the effective date of the Series A Purchase Agreement, (ii) the initiation of the Phase IIb clinical trial involving PDT for cardiovascular applications (the Corporation will provide each holder of Series A Preferred Stock at least twenty (20) days written notice prior to the initiation of the Phase IIb clinical trial), and
(iii) approval of a Liquidation Event by the Board of Directors, each holder of the then outstanding shares of Series A Preferred Stock, may elect, at any time prior to or at the occurrence of and upon compliance with the provisions of
Section 5(c) below as to surrender thereof, to convert each share of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Liquidation Preference by the applicable Conversion Price determined as hereinafter provided, in effect at the time of conversion and then multiplying such quotient by each share of Series A Preferred Stock to be converted. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Series A-1 Preferred Stock without the payment of any additional consideration by the holder thereof shall at the time of the filing of this Certificate initially be $2.70 (the "Series A-1 Conversion Price" together with any future conversion prices for the Series A-2 and Series A-3 Preferred Stock, the "Conversion Prices"). Each initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the applicable series of Series A Preferred Stock is convertible, as hereinafter provided.

     (b) The Conversion Price in effect at the time shall automatically be adjusted such that each Conversion Price will be divided by two (2) if a written audit provided to the Corporation by an independent accounting firm, paid for by ACS, or the financial statements of the Corporation reflect that the Corporation is not using the proceeds from the sale of the securities of the Corporation pursuant to the Series A Purchase Agreement solely for ongoing working capital needs of Miravant Cardiovascular, Inc. ("MCI") as necessary to complete the projects that are subject to the Collaboration Agreement, dated July 1, 2004 between the Corporation and ACS. The audit rights (i) are available upon ACS providing the Corporation with five (5) days notice prior to the date of an audit that ACS is in good faith contemplating converting shares of Series A Preferred Stock into Common Stock and (ii) may be conducted only two (2) times per year. ACS shall provide the Corporation with the draft audit report for its review. The Conversion Price may be adjusted pursuant to this Section 5(b) only once and will remain the Conversion Price unless otherwise adjusted pursuant to the terms of this Certificate of Designation.

     (c) To convert any or all of its Series A Preferred Stock into Common Stock, the holder shall surrender the certificate or certificates evidencing such Series A Preferred Stock, duly endorsed or assigned to the Corporation, accompanied by a written notice that the holder elects to convert such Series A Preferred Stock, stating therein the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. As soon as practicable after the surrender of such certificates and subject to compliance with applicable securities laws, there shall be issued and delivered to such holder, or to the holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled, together with cash, if any, in lieu of any fraction of a share as provided in Section 5(f) below. Such conversion shall be deemed to have been made as of the date of such surrender of the certificate or certificates for the Series A Preferred Stock to be converted, and on and after such date the person or persons entitled to receive the shares of Common Stock issued upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.

     (d) Any Series A Preferred Stock which at any time has been converted shall be restored to the status of authorized but unissued shares of preferred stock and shall in no circumstances be reissued as Series A Preferred Stock, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly, including (assuming no shares of Series A Preferred Stock are outstanding) amending the Certificate of Incorporation to eliminate therefrom any statement of rights, preferences, privileges and restrictions relating to the Series A Preferred Stock.

     (e) The Corporation shall at all times reserve and keep available out of its authorized Common Stock, solely for issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all outstanding Series A Preferred Stock.

     (f) Upon any conversion, at the election of the Corporation, fractional shares shall not be issued but any fractions shall be adjusted by payment in cash by the Corporation on the basis of the market price of the Common Stock at the close of business on the date of conversion. For purposes hereof, market price shall be determined as follows:

          (i) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange, the market value shall be the last reported sale price of the Common Stock on such exchange on the date of conversion or, if no such sale is made on such day, the arithmetic mean of the highest bid and lowest asked prices for such day on such exchange; or

          (ii) If the Common Stock is not so listed or admitted to unlisted trading privileges, the market value shall be, in the case of securities which are not designated as "National Market" securities, the arithmetic mean of the highest bid and lowest asked prices, and in the case of securities which are designated as "National Market" securities, the last reported sales price, in each case as quoted on The Nasdaq Stock Market on the date of conversion; or

          (iii) If the security is not so listed or admitted to unlisted trading privileges and bid and asked prices are not reported, the current market value shall be determined in such reasonable manner as may be prescribed from time to time by the Board of Directors of the Corporation.

     (g) In case the Corporation shall propose at any time to take any action described in Sections 6(a)-(d) below, then, in each such case, the Corporation shall mail to the holders of record of Series A Preferred Stock at their last known post office addresses as shown by the Corporation's records a statement, signed by an officer of the Corporation, with respect to the proposed action, setting forth such facts with respect thereto as shall be reasonably necessary to inform the holders of Series A Preferred Stock as to the effect of such action upon their conversion rights. Such statement shall be mailed at least fifteen (15) days prior to the date of the taking of such action.

     6. Adjustments; Stock Dividends; Reclassification; Reorganization Merger.

     (a) If the Corporation increases or decreases the number of its issued and outstanding shares of Common Stock, or changes in any way the rights and privileges of such shares, by means of (i) the payment of a stock dividend or the making of any other distribution on such shares payable in its Common Stock,
(ii) a subdivision of shares,  (iii) a consolidation or combination of shares or
(iv) a reclassification or recapitalization involving its Common Stock, then the Conversion Prices in effect at the time of such action and the number of shares of Common Stock into which the applicable series of Series A Preferred Stock is then convertible, along with the voting rights set forth in Section 2(a) above, shall be adjusted to be the same as they would have been if such Series A Preferred Stock had been converted immediately prior to the occurrence of the event at issue and the shares of Common Stock into which the Series A Preferred Stock was convertible immediately prior to the event at issue had been issued and outstanding at the time of such event.

     (b) If the Corporation declares a dividend payable in money on its Common Stock and at substantially the same time offers to the holders of Common Stock a right to purchase new shares of Common Stock from the proceeds of such dividend or for an amount substantially equal to such dividend, then the holders of Series A Preferred Stock shall have the same subscription rights that such holders would have been entitled to if such holders had converted all of the Series A Preferred Stock into Common Stock immediately prior to such grant, and the Corporation shall notify the holders of Series A Preferred Stock of such right concurrently with notice to the holders of Common Stock of their subscription right.

     (c) If at any time the Corporation grants to the holders of Common Stock any right to subscribe pro rata for additional securities of the Corporation, whether Common Stock, convertible securities, or other classifications, or for any other securities or interests that a holder of Series A Preferred Stock would have been entitled to subscribe for if, immediately prior to such grant, such holder had converted Series A Preferred Stock into Common Stock, and if such action by the Corporation does not result in a readjustment of the Conversion Prices under any other subsection of this Section 6, then the holders of Series A Preferred Stock shall have the same subscription rights that such holders would have been entitled to if such holders had converted all of the Series A Preferred Stock into Common Stock immediately prior to such grant, and the Corporation shall notify the holders of Series A Preferred Stock of such right concurrently with notice to the holders of Common Stock of their subscription right.

     (d) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 6(a) above, then, in each such case for the purpose of this Section 6(d), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     (e) Upon the occurrence of any of the following events, the Corporation shall cause any effective provision to be made so that each holder of Series A Preferred Stock shall have the right thereafter, by converting such Series A Preferred Stock, to acquire the kind and amount of shares of stock and other securities, and property and interests, as would be issued or payable with respect to or in exchange for the number of shares of Common Stock of the Corporation into which the Series A Preferred Stock is then convertible as if such Series A Preferred Stock had been converted into Common Stock immediately prior to such event: (i) the reclassification, capital reorganization or other similar change of outstanding shares of Common Stock of the Corporation, other than as described and provided for in Section 6(a) above; (ii) the merger or consolidation of the Corporation with one or more other corporations or other entities, other than a merger with a subsidiary or affiliate pursuant to which the Corporation is the surviving corporation and the outstanding shares of Common Stock, including the shares of Common Stock into which the Series A Preferred Stock is then convertible pursuant hereto, are not affected, or (iii) the spin-off of assets, a subsidiary, or an affiliated entity, or the sale, lease, or exchange of a significant portion of the Corporation's assets, in a transaction pursuant to which the Corporation's stockholders are to receive securities or other interests in a successor entity. Any such provision made by the Corporation for adjustments with respect to the Series A Preferred Stock shall be as nearly equivalent to the adjustments otherwise provided for herein as is reasonably practicable.

     (f) If any Liquidation Event is proposed, in addition to the rights of the holders of the Series A Preferred Stock set forth in Section 4 above, the rights set forth herein shall be applicable. The Corporation shall, as a condition precedent to the consummation of any such Liquidation Event, deliver written notice to each holder of Series A Preferred Stock no later than twenty (20) days prior to the earliest of (i) consummation of such Liquidation Event or (ii) the date on which the books of the Corporation shall close or the date on which a stockholder vote to approve such Liquidation Event shall take place or the last date on which stockholders are entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Liquidation Event. If, as a result of such a Liquidation Event, stockholders of the Corporation are to receive securities or other interests of a successor entity, the provisions of
Section 6(e) above shall apply. However, if the result of such a Liquidation Event is that stockholders of the Corporation are to receive money or property other than securities or other interest in a successor entity, each holder of Series A Preferred Stock shall be entitled to convert such shares into Common Stock prior to the consummation of such Liquidation Event, and, with respect to any shares of Common Stock so acquired, shall be entitled to all of the rights of the other holders of Common Stock with respect to any distribution by the Corporation in connection with such Liquidation Event. If no successor entity is involved and Section 6(e) does not apply, all conversion rights provided for herein shall terminate at the close of business on the date as of which holders of record of the Common Stock shall be entitled to participate in a distribution of the assets of the Corporation in connection with such Liquidation Event; provided, however, that in no event shall that date be less than ten (10) days after delivery to the holders of Series A Preferred Stock of the written notice described above. If the termination of conversion rights hereunder is to occur as a result of such Liquidation Event, a statement to that effect shall be included in that written notice. Notwithstanding the termination of conversion rights in accordance with the foregoing, upon a Liquidation Event and liquidation of the Corporation, each holder of Series A Preferred Stock shall be entitled to such rights as are provided in Section 4 above. Notwithstanding any foregoing provision, each holder of Series A Preferred Stock shall be entitled to such rights as are provided in Section 5(a) above.

     (g) The provisions of this Section 6 shall apply to successive events that may occur from time to time but shall only apply to a particular event if it occurs prior to the redemption, exchange or conversion in full of the Series A Preferred Stock either by its terms or by its conversion.

     (h) Unless the context requires otherwise, whenever reference is made in this Section 6 to the issuance or sale of shares of Common Stock, the term "Common Stock" shall mean (i) the par value $0.01 Common Stock of the Corporation, (ii) any other class of stock ranking on a parity with, and having substantially similar rights and privileges as, the Corporation's par value $0.01 Common Stock and (iii) any security convertible into either (i) or (ii).

          (i) For purposes of the calculations and adjustments described in this
     Section 6, shares of Common Stock owned or held at any relevant time by, or for the account of the Corporation, in its treasury or otherwise, shall not be deemed to be outstanding for purposes thereof.

     7. Right to Invest; Share Exchange.

     (a) In the event that the Corporation intends to issue to any third party any equity interest (whether stock or securities convertible into stock or other rights to acquire stock) in MCI, other than the issuance or sale of common stock of MCI (or options therefor) to employees, consultants, officers and directors, pursuant to plans or agreements approved by the Board of Directors of MCI (collectively, the "MCI Shares"), the Corporation shall offer such MCI Shares to ACS in accordance with this Section 7. If the Corporation shall offer any equity interest in another entity (other than the Corporation) that utilizes the technology for cardiovascular applications owned, used or licensed by the Corporation or any of its affiliates, such equity interests shall be considered MCI Shares for this purpose. The Corporation shall deliver a written notice addressed to ACS at the post-office address as shown on the records of the Corporation at least thirty (30) days (or fifteen (15) days if ACS or any of its affiliates already hold any MCI Shares in the same issuing entity) prior to the date of such offer (the "Notice") stating (i) its bona fide intention to offer such MCI Shares, (ii) the number of MCI Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such MCI Shares. ACS shall have the right to purchase or otherwise acquire any portion of the number of MCI Shares in an amount not to exceed the lesser of (i) 50%, of the number of MCI Shares proposed to be sold or issued to all parties, including ACS, or (ii) the number of MCI Shares with an aggregate per share value equal to the aggregate Liquidation Preference, plus all accrued and unpaid dividends thereon to the extent earned pursuant to Section 3 above (such number of MCI Shares as elected by ACS to purchase or acquire shall be referred to as the "ACS Purchased MCI Shares"). The per share value of the MCI Shares shall be the price at which the MCI Shares are being offered, if any (if the MCI Shares are being offered for no consideration, the price shall be deemed to be $0.01 per MCI Share and if the MCI Shares are being issued in an initial public offering, the price shall be the initial offering price per share). If ACS decides not to purchase the MCI Shares within twenty (20) days (or ten (10) days if ACS or any of its affiliates already hold any MCI Shares in the same issuing entity) after receiving the Notice from the Corporation of the offer of MCI Shares, the Corporation may, during the 75-day period following the date the Notice was given, offer the MCI Shares originally offered to ACS to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Corporation does not enter into an agreement for the sale of such MCI Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right of ACS to participate in the offering, including the right to receive notice, provided by this subsection shall be deemed to be revived and such Shares shall not be sold by the Corporation unless first reoffered to ACS in accordance with this subsection.

     (b) At the time of any offering of MCI Shares pursuant to Section 7(a) above, including the initial public offering of MCI Shares, if ACS elects to purchase any MCI Shares, the Corporation shall offer to exchange the shares of Series A Preferred Stock held by ACS for such ACS Purchased MCI Shares . ACS shall exchange such number of shares of Series A Preferred Stock with an aggregate ACS Per Share Value (as defined below) equal to the aggregate purchase price of the ACS Purchased MCI Shares. For number purposes of this Section 7(b), the "ACS Per Share Value" means the greater of (i) the Liquidation Preference per share of such Series A Preferred Stock, plus all accrued and unpaid dividends thereon to the extent earned pursuant to Section 3 above, for such shares or (ii) an amount equal to the market price (as defined in Section 5(f)) per share of Common Stock then issuable upon conversion of such share of Series A Preferred Stock).

     (c) On or after the date fixed for any exchange pursuant to Section 7(b) above, ACS shall surrender the certificate or certificates evidencing such shares to the Corporation at the place agreed upon by the Corporation and ACS and ACS shall be entitled to receive the MCI Shares. If less than all of the shares of Series A Preferred Stock represented by any such surrendered certificate or certificates are exchanged, the Corporation shall issue a new certificate for the remaining shares of Series A Preferred Stock. The provisions of this Section 7 shall terminate upon an initial public offering of MCI Shares, provided that the Corporation has complied with Sections 7(a) and 7(b) hereof in connection with such offering.

     (d) The rights and obligations set forth in this Section 7 may be waived only by the affirmative consent of the holders of at least two-thirds (2/3) of the then outstanding Series A Preferred Stock, voting together as a separate class.

     RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

                                            [Signatures on next page]

     We declare, under penalty of perjury under the laws of the State of Delaware, that the matters set forth in this certificate are true and correct of our own knowledge.

Date:   June 30, 2004

                                 ------------------------------------------
                                    DAVID E. MAI,
                                    President

                                 ------------------------------------------
                                    JOSEPH E. NIDA,
                                    Secretary